News Release

Contact:

Juan José Orellana

Vice President of Investor Relations

Molina Healthcare, Inc.

(562) 435-3666, ext. 111143

MOLINA HEALTHCARE OF MICHIGAN COMPLETES

CAPE HEALTH PLAN ACQUISITION

LONG BEACH, California (May 18, 2006) -- Molina Healthcare, Inc. (NYSE:MOH) today announced that its subsidiary, Molina Healthcare of Michigan, Inc., has closed on its acquisition of HCLB, Inc., the parent company of Cape Health Plan, Inc. The acquisition of control of Cape Health Plan by Molina Healthcare of Michigan had previously been approved by the Office of Financial and Insurance Services (OFIS) of the Michigan Department of Labor and Economic Growth.

With the completion of the transaction, Molina Healthcare of Michigan has added approximately 90,000 Medicaid members to its Michigan enrollment and has expanded Molina's geographic presence within Michigan by adding Monroe and St. Clair counties to the counties served. Molina will now serve approximately 155,000 members in southeastern Michigan and approximately 233,000 members statewide.

Commenting on the closing of the transaction, J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, Inc., said, "We are pleased the transaction has been completed and look forward to combining the resources and strengths of the two companies to continue delivering quality healthcare services to an even greater population in Michigan."

Roman T. Kulich, chief executive officer of Molina Healthcare of Michigan, added, "We appreciate the diligence and efforts of OFIS in reviewing and approving this transaction. We are committed to working closely with our counterparts at Cape, as well as with our physicians, hospitals, and members to ensure a smooth transition."

The acquisition is anticipated to contribute revenues in the range of $105 million to $108 million for the remainder of 2006. The Company expects accretion to earnings from the transaction to be in the range of $0.04 to $0.06 per share in 2006.

About Molina Healthcare, Inc.

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other programs for low-income families and individuals. Molina Healthcare, Inc. currently operates health plans in California, Indiana, Michigan, New Mexico, Ohio, Utah and Washington.

This press release contains "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. All of the Company's forward-looking statements are based on current expectations and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Such factors include, without limitation, risks related to: the Company's ability to accurately project the annualized revenues and accretion to earnings resulting from the Cape acquisition; the ability of the Company's Michigan health plan to successfully integrate Cape, includings its members and providers; the Company's ability to identify and address medical care cost issues and to address them successfully through its medical care cost control initiatives; the Company's ability to accurately estimate incurred but not reported medical costs; the successful renewal and continuation of the government contracts of the Company's health plans; and other risks and uncertainties as detailed in the Company's reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements in this release represent the Company's judgment as of May 18, 2006. The Company disclaims any obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

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